                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------


Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))


                        UNIQUE CASUAL RESTAURANTS, INC.
                (Name of Registrant as Specified In Its Charter)


PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                         UNIQUE CASUAL RESTAURANTS, INC.
                               ONE CORPORATE PLACE
                                55 FERNCROFT ROAD
                             DANVERS, MASSACHUSETTS
                                 (978) 774-6606


                                                                February 8, 1999


Dear Stockholder:


         You are cordially invited to attend the Annual Meeting of Stockholders of Unique Casual Restaurants, Inc. (the "Company") to be held on Wednesday, March 17, 1999 at 10:00 a.m., local time (the "Annual Meeting") at the Tara Hotel, 50 Ferncroft Road, Danvers, Massachusetts.


         The Annual Meeting has been called for the purpose of electing two Class II Directors each for a three-year term and considering and voting upon such other business as may properly come before the meeting or any adjournments or postponements thereof. The Board of Directors of the Company recommends that you vote "FOR" the re-election of the nominees of your Board of Directors, Erline Belton and Joseph W. O'Donnell.

                                     CAUTION

         As more fully described in the enclosed proxy statement, one stockholder of the Company has nominated its own candidates for election as Directors of the Company. This stockholder, Atticus Partners, L.P. ("Atticus"), has filed preliminary proxy materials with the Securities and Exchange Commission, indicating that it is soliciting proxies for election to the Board of Directors of its nominees.

         Over the past two years your Board of Directors has accomplished important results, including the sale of the Company's foodservice division, which returned to shareholders $7.50 per share net in cash and achieved a drastic reduction in leverage, and the sale of Fuddruckers for $43 million (before certain adjustments and escrows). As previously reported, your Board of Directors is actively continuing with its financial advisor the process of evaluating strategic alternatives to maximize stockholder value and as part of this process has solicited offers for the sale of the Company. The Board of Directors believes that it has acted in the best interests of the stockholders and will continue to do so. Your Board of Directors believes that the replacement of two experienced Directors, who have been significant participants in the Company's recent transactions and evaluation of strategic alternatives, would have a disruptive effect on this ongoing process. Moreover, if the Company is not sold, your Board of Directors believes that a divided Board will adversely impact management's ability to carry out a strategy to operate and grow the Company's business. Accordingly, the Board of Directors recommends that you reject the Atticus nominees and that you vote "FOR" the election of Erline Belton and Joseph W. O'Donnell, the two nominees of your Board of Directors, as Directors of the Company.

         On behalf of your Board of Directors, your continued interest and support are greatly appreciated.

                                                         Very truly yours,

                                                         Donald C. Moore
                                                         Chief Executive Officer


IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED WHITE PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                         UNIQUE CASUAL RESTAURANTS, INC.
                               ONE CORPORATE PLACE
                                55 FERNCROFT ROAD
                             DANVERS, MASSACHUSETTS
                                 (978) 774-6606

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 17, 1999


         The Annual Meeting of Stockholders of Unique Casual Restaurants, Inc. (the "Company") will be held at the Tara Hotel, 50 Ferncroft Road, Danvers, Massachusetts on Wednesday, March 17, 1999, at 10:00 a.m., local time, for the following purposes:


         1.       To elect two Class II Directors of the Company; and

         2. To transact such other business as may properly come before the meeting or any adjournment thereof, including, if presented, a proposed stockholder resolution concerning a sale of the Company.

         Only stockholders of record at the close of business on February 1, 1999 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.


         We hope you will be represented at the meeting by signing and returning the enclosed WHITE proxy card in the accompanying envelope as promptly as possible, whether or not you expect to be present in person. The vote of every stockholder is important, and the Board of Directors of the Company appreciates the cooperation of stockholders in promptly returning proxies in order to help limit expenses incidental to proxy solicitation.


                                              By Order of the Board of Directors

                                              DONNA L. DEPOIAN
                                                  Secretary


Danvers, Massachusetts
February 8, 1999

         WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED WHITE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD. IF YOU HAVE ANY QUESTIONS, PLEASE CALL MACKENZIE PARTNERS, INC., WHICH IS ASSISTING US, TOLL FREE AT
(800) 322-2885.

                         UNIQUE CASUAL RESTAURANTS, INC.

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS


                                FEBRUARY 8, 1999

         The enclosed proxy is solicited by the Board of Directors of Unique Casual Restaurants, Inc., a Delaware corporation (the "Company"), from the holders of shares of the Company's common stock, par value $.01 per share ("Common Stock"), to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Tara Hotel, 50 Ferncroft Road, Danvers, Massachusetts on Wednesday, March 17, 1999 at 10:00 a.m., local time, and at any adjournment thereof (the "Annual Meeting"). This Proxy Statement and the enclosed Form of Proxy will be mailed to the Company's stockholders on or about February 8, 1999.


         The Company's principal executive office is located at One Corporate Place, 55 Ferncroft Road, Danvers, Massachusetts 01923-4001. The Company's telephone number at its principal executive office is (978) 774-6606.

                   RECENT TRANSACTIONS AND CURRENT INITIATIVES

OVERVIEW

         Unique Casual Restaurants, Inc., a Delaware corporation, operates upscale sports-theme Champps Americana restaurants through owned and franchised stores. In addition, the Company owns a 17% passive interest in La Salsa, a privately held restaurant company based in California, and a 50% interest in Restaurant Consulting Services, Inc., a diversified consulting and technology company offering data processing, strategic planning and other technology services on an outsource basis to customers in the restaurant industry. The Company was formed on May 27, 1997 through a spin-off to the holders of the common stock of DAKA International, Inc. ("DAKA") in July 1997 (the "Spin-off Transaction").

         Prior to the recently completed sale of the Company's Fuddruckers operations, the Company also operated Fuddruckers restaurants, which serve customers in casual restaurant settings. On November 24, 1998, the Company completed the sale of its Fuddruckers business to King Cannon, Inc. in a transaction approved by the Company's shareholders at a Special Meeting of Shareholders held on November 5, 1998.

RECENT TRANSACTIONS AND EVALUATION OF STRATEGIC ALTERNATIVES

         Over the past two years your Board of Directors has undertaken, and successfully completed, a series of strategic initiatives in the single-minded pursuit of the best interests of the Company's shareholders.

         - First, your Board of Directors and the Company's management executed a very complex and challenging transaction whereby the foodservice segment of the Company's predecessor, DAKA, was sold to a strategic buyer, Compass Group PLC, and DAKA's restaurant businesses, were spun off to shareholders (the "Spin-off Transaction"). The Spin-off transaction, completed in July 1997, eliminated substantially all of the Company's debt to banks, and returned to shareholders $7.50 per share net in cash, in addition to their continuing equity interest in the Company.

         - Second, starting in May 1998, the Board and the Company's management pursued a sale of Fuddruckers to an entity controlled by Michael R. Cannon for $43 million in cash. The structuring, negotiation and completion of the sale of Fuddruckers spanned a six-month period, including some very turbulent market conditions. Ultimately, on November 24, 1998, the sale of Fuddruckers was completed. As reported by the Company, the sale price was $43 million in cash, before adjustments. At the closing the Company disbursed approximately $2.5 million to escrow agents to be held pending resolution of certain contingent obligations. The Company incurred approximately $10.4 million in costs associated with settling obligations not assumed by the buyer, including early termination of leases, landlord consents to the transaction, litigation settlements, and legal, accounting and severance expenses. An additional $5.5 million was used to settle the Company's obligations under a put/call agreement which was originally due to be paid in January 2000. The Company received approximately $535,000 from the buyer as reimbursement for working capital at the closing date and expects to receive an additional approximate amount of $2.6 million in previously restricted cash balances to be released by virtue of the Company's settling certain of the obligations discussed above. The Company also received and recorded assets held for sale valued at approximately $1.6 million.


         - Third, on September 24, 1998, the Company announced the retention of Bear Stearns & Co., Inc. ("Bear Stearns") to assist your Board of Directors in seeking and evaluating strategic alternatives, including a sale of the Company. Beginning in October, 1998, the Company and Bear Stearns sought indications of interest from third parties, including competitors in the casual restaurant industry and financial investors, for an acquisition of the Company, which now consists principally of the Champps Americana restaurants. Standard confidentiality agreements were signed with fifteen third parties, each of whom received a confidential offering memorandum and an invitation to submit preliminary indications of interest to the Company. As a result of this process, the Company received several indications of interest from prospective purchasers, whose names the Company is prohibited from disclosing under the terms of confidentiality agreements. Shortly after receipt of preliminary indications of interest, Bear Stearns notified those parties who had submitted indications of interest that they would be provided with access to senior management and properties of the Company, as well as additional financial, operating and legal information to enable them to formulate formal proposals. Certain prospective purchasers have been supplied with proposed terms upon which the Company would be willing to enter into a sale transaction and have been asked to formulate and submit a formal proposal to the Board of Directors of the Company. The process is continuing and at this time your Board of Directors is not in a position to disclose any additional details or to anticipate whether and when the Company will enter into any binding agreement or the process will be terminated.


                       Your Board of Directors is determined to seek the best
               available price and most favorable terms for a sale of the Company by continuing to pursue the sale process already begun by the Company in accordance with the procedures outlined above. A sale of the Company would likely involve a merger of the Company, which would be subject to the approval of the holders of a majority of the outstanding Common Stock of the Company entitled to vote thereon, or a tender offer for all outstanding shares of Common Stock of the Company conditioned upon acceptance by holders of at least a majority of the outstanding Common Stock of the Company. Final proposals will be evaluated by your Board of Directors based on valuation and other terms, the financial capability of the prospective purchaser, conditions to closing and the prospective purchaser's ability to consummate a transaction in a timely manner. If, in the exercise of its fiduciary duties to all shareholders, your Board of Directors does not accept the terms of any proposal, then the Company's management will conduct a thorough operational and strategic review of the Company to formulate medium and long term strategies to grow the revenues and profitability of Champps Americana.


                       Atticus has nominated its own candidates for election as
               directors and is advocating a sale of the Company. Your Board of Directors believes that the replacement of two experienced Directors, who have been significant participants in the Company's recent transactions and evaluation of strategic alternatives, would have a disruptive effect on this ongoing process. For these reasons, we strongly urge you to support your Board of Directors and the Company's management and to oppose Atticus' nominees. Moreover, if the Company is not sold, your Board of Directors believes that a divided Board will adversely impact management's ability to carry out a strategy to operate and grow the Company's business.

                               VOTING AND PROXIES


         Only holders of shares of Common Stock of record at the close of business on February 1, 1999 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. On such date, the Company had outstanding 11,640,790 shares of Common Stock, each of which is entitled to one vote on each matter properly submitted to a vote of stockholders at the Annual Meeting.


         Pursuant to the Company's By-laws, the presence, in person or by proxy, of at least a majority of the total number of outstanding shares of capital stock of the Company issued and outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business at the Company's Annual Meeting. Abstentions, votes withheld with respect to director nominees and "broker non-votes" (i.e. shares represented at the Annual Meeting held by brokers or nominees with respect to which instructions have not been received from beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares) shall be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present.

         With respect to the election of directors, the Company's By-laws provide that such election shall be determined by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

         The Board of Directors recommends that all stockholders vote FOR the election to the Board of Directors of the nominees named in this proxy statement. Properly executed proxies will be voted in accordance with the directions indicated thereon. If no direction is indicated thereon, the shares will be voted: (1) FOR the election to the Board of Directors of the nominees named in this proxy statement; and (2) in the discretion of the persons named as proxies, upon such other matters as may properly come before the Annual Meeting.

         Any stockholder giving a proxy has the power to revoke such proxy at any time before it is voted by appearing and voting in person at the Annual Meeting, by delivering a later-dated proxy, or by delivering to the Secretary of the Company a written revocation of such proxy prior to the exercise of such proxy.

         The Annual Report of the Company, including the financial statements for the fiscal year ended June 28, 1998, is being mailed to stockholders of the Company concurrently with this Proxy Statement. The Annual Report, however, is not a part of the proxy solicitation material.


         STOCKHOLDERS OF THE COMPANY ARE REQUESTED TO SIGN, DATE AND PROMPTLY MAIL THE ACCOMPANYING WHITE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. COMMON STOCK REPRESENTED BY PROPERLY EXECUTED PROXIES RECEIVED BY THE COMPANY AND NOT REVOKED WILL BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED THEREIN. IF INSTRUCTIONS ARE NOT GIVEN THEREIN, PROPERLY EXECUTED PROXIES WILL BE VOTED "FOR" THE ELECTION OF YOUR BOARD'S NOMINEES FOR DIRECTOR. A STOCKHOLDER PROPOSAL CONCERNING A SALE OF THE COMPANY WILL ALSO BE PRESENTED AT THE ANNUAL MEETING. WITH RESPECT TO THE STOCKHOLDER PROPOSAL AND ANY OTHER MATTERS THAT MAY BE PRESENTED AT THE ANNUAL MEETING, PROXIES WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS.

                      PRINCIPAL AND MANAGEMENT STOCKHOLDERS

                                                         AMOUNT AND
                                                         NATURE OF
      NAME AND ADDRESS OF                                BENEFICIAL     PERCENT
       BENEFICIAL OWNER                                 OWNERSHIP(1)    OF CLASS
       ----------------                                 ------------    --------
Donald C. Moore(2)...................................     100,617(3)         *
E.L. Cox(2)..........................................      16,468(4)         *
Erline Belton (2)....................................      10,680(5)         *
Alan D. Schwartz(2)..................................      14,880(6)         *
Joseph W. O'Donnell (2)..............................       9,400(7)         *
K.C. Moylan(2).......................................      74,450(8)         *
Timothy R. Barakett(9)...............................  1,908,506(10)      16.4
Douglas A. Hirsch(11)................................    719,800(12)       6.2
Franklin Resources, Inc.(13).........................  1,114,500(14)       9.6
Barrow, Hanley, Mewhinney & Strauss, Inc.(15)........    579,600(16)       5.0
Atticus Management, Ltd.(17).........................    820,200(18)       7.1
Atticus International, Ltd. (19).....................    820,200(20)       7.1
All directors and executive officers
  as a group (7 persons).............................    248,684(21)       2.1

--------------------------

* Less than 1%


(1) Beneficial share ownership is determined pursuant to Rule 13d-3 promulgated under the Exchange Act. Accordingly, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote such security or the power to dispose of such security. The amounts set forth in the table as beneficially owned include shares owned, if any, by spouses and relatives living in the same home as to which beneficial ownership may be disclaimed. The amounts set forth in the table as beneficially owned include shares of Common Stock which directors and executive officers have the right to acquire pursuant to previously granted options exercisable within 60 days of January 15, 1999.


(2) The address of the beneficial owner is c/o Unique Casual Restaurants, Inc., One Corporate Place, 55 Ferncroft Road, Danvers, Massachusetts 01923.

(3) Includes 100,000 shares of Common Stock issuable upon the exercise of options.

(4) Includes 14,500 shares of Common Stock issuable upon the exercise of options.

(5) Includes 10,000 shares of Common Stock issuable upon the exercise of options.

(6) Includes 14,500 shares of Common Stock issuable upon the exercise of options.

(7) Includes 7,500 shares of Common Stock issuable upon the exercise of options.

(8) Includes 70,000 shares of Common Stock issuable upon the exercise of options.

(9) The address of the beneficial owner is c/o Atticus Capital, L.L.C., 590 Madison Avenue, 32nd Floor, New York, NY 10022.

(10) This information is based on a Schedule 13D/A, dated September 1, 1998, filed by Timothy R. Barakett with the SEC. Mr. Barakett is the Managing Member of Atticus Holdings, L.L.C., a Delaware limited liability company that serves as the general partner of Atticus Partners, L.P. and Atticus Qualified Partners, L.P., which beneficially own 276,906 and 479,950 shares of Common Stock, respectively. Mr. Barakett is also the President of Atticus Management, Ltd., an international business company organized under the laws of the British Virgin Islands that serves as the manager of Atticus International, Ltd., which beneficially owns 820,200 shares of Common Stock. Mr. Barakett is also the Managing Member of Atticus Capital, L.L.C, which has investment discretion with respect to certain managed accounts (the "Managed Accounts"), which collectively beneficially own 331,450 shares of Common Stock. Mr. Barakett is therefore deemed to be the beneficial owner of all shares of Common Stock owned by Atticus Partners, L.P., Atticus Qualified Partners, L.P., Atticus International, Ltd. and the Managed Accounts.

(11) The address of the beneficial owner is c/o Seneca Capital Advisors LLC, 830 Third Avenue, 14th Floor, New York, NY 10022.

(12) Includes 569,800 shares beneficially owned by Seneca Capital Advisors LLC and Seneca Capital Investments, LLC, of which Mr. Hirsch is a controlling person. Includes 150,000 shares with respect to which Mr. Hirsch disclaims beneficial ownership. This information is based on a
         Schedule 13D, dated June 23, 1997, filed by Seneca Capital Advisors LLC on behalf of Douglas Hirsch with the SEC.

(13) The address of the beneficial owner is 777 Mariners Island Blvd., 6th Floor, San Mateo, CA 94404.

(14) This information is based on a Schedule 13G, dated February 11, 1998, filed by Franklin Resources, Inc. with the SEC.

(15) The address of the beneficial owner is 3232 McKinney Avenue, 15th Floor, Dallas, TX 75204-2429.

(16) This information is based on a Schedule 13G, dated February 13, 1997, filed by Barrow, Hanley, Mewhinney and Strauss, Inc. with the SEC.

(17) The address of the beneficial owner is c/o Atticus Capital, L.L.C., 590 Madison Avenue, 32nd Floor, New York, NY 10022

(18) This information is based on a Schedule 13D/A, dated September 1, 1998, filed by Atticus Management, Ltd. with the SEC. Mr. Barakett is the Managing Member of Atticus Holdings, L.L.C., a Delaware limited liability company that serves as the general partner of Atticus Partners, L.P. and Atticus Qualified Partners, L.P., which beneficially own 276,906 and 479,950 shares of Common Stock, respectively. Mr. Barakett is also the President of Atticus Management, Ltd., an international business company organized under the laws of the British Virgin Islands that serves as the manager of Atticus International, Ltd., which beneficially owns 820,200 shares of Common Stock. Mr. Barakett is also the Managing Member of Atticus Capital, L.L.C, which has investment discretion with respect to the Managed Accounts, which collectively beneficially own 331,450 shares of Common Stock. Mr. Barakett is therefore deemed to be the beneficial owner of all shares of Common Stock owned by Atticus Partners, L.P., Atticus Qualified Partners, L.P., Atticus International, Ltd. and the Managed Accounts.

(19) The address of the beneficial owner is c/o Atticus Capital, L.L.C., 590 Madison Avenue, 32nd Floor, New York, New York 10022.

(20) This information is based on a Schedule 13D/A, dated September 1, 1998, filed by Atticus International, Ltd. with the SEC. Mr. Barakett is the Managing Member of Atticus Holdings, L.L.C., a Delaware limited liability company that serves as the general partner of Atticus Partners, L.P. and Atticus Qualified Partners, L.P., which beneficially own 276,906 and 479,950 shares of Common Stock, respectively, Mr. Barakett is also the President of Atticus Management, Ltd., an international business company organized under the laws of the British Virgin Islands that serves as the manager of Atticus International, Ltd., which beneficially owns 820,200 shares of Common Stock. Mr. Barakett is also the Managing Member of Atticus Capital, L.L.C, which has investment discretion with respect to the Managed Accounts, which collectively beneficially own 331,450 shares of Common Stock. Mr. Barakett is therefore deemed to be the beneficial owner of all shares of Common Stock owned by Atticus Partners, L.P., Atticus Qualified Partners, L.P., Atticus International, Ltd. and the Managed Accounts.

(21) Includes 237,800 shares of Common Stock issuable upon the exercise of options.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

         The Board of Directors consists of five members. The five directors are divided into three classes, with the directors of each class elected to three-year terms. One class stands for election at each annual meeting of the Company's stockholders. Two Class II directors will be elected at the Annual Meeting to hold office for three years or until their respective successors are elected and qualified. Two Class III directors and one Class I director who is currently in office have one year and two years remaining in their respective terms. Unless otherwise specified in the enclosed proxy, the persons named in the enclosed proxy intend to vote the shares represented by each properly executed proxy FOR the election of the nominees named below. The Board of Directors has no reason to believe that either of the nominees will be unable to serve if elected. In the event either or both of the nominees shall become unavailable for election, the persons named in the enclosed proxy will vote such shares for the election of such other person as the Board of Directors may recommend.

NOMINEES FOR CLASS II DIRECTORS

         The Board of Directors has nominated the following persons for election as Class II directors for terms expiring in 2001:

                                  Erline Belton
                               Joseph W. O'Donnell

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF MS. BELTON AND MR. O'DONNELL TO THE BOARD OF DIRECTORS.

         For more detailed information regarding Ms. Belton and Mr. O'Donnell, see "Directors and Committees--Incumbent Directors."

                            DIRECTORS AND COMMITTEES

INCUMBENT DIRECTORS

         The following table sets forth certain information regarding current members of the Board of Directors:

                                           PRINCIPAL                 DIRECTOR      EXPIRATION
            NAME            AGE           OCCUPATION                   SINCE         OF TERM     CLASS
E. L. Cox................   71      Chairman of the Board and    September 1988       2000         I
                                    Insurance Commissioner
                                    for the State of  Michigan


Erline Belton............   55      President and Chief          December 1993        1998*       II
                                    Executive Officer of
                                    The Lyceum Group

Joseph W. O'Donnell......   56      Partner, Osgood,             August 1996          1998*       II
                                    O'Donnell & Walsh

Donald C. Moore..........   44      Chief Executive Officer      July 1998            1999       III
                                    and Chief Financial Officer
                                    of the Company

Alan D. Schwartz.........   48      Senior Managing Director     September 1988       1999       III
                                    of Corporate Finance for
                                    Bear, Stearns & Co., Inc.

-----------------------

*        Nominee for re-election at the Annual Meeting.

         The name, age and principal occupation during the past five years and other information concerning each non-employee director are set forth below:

         E. L. Cox, 71, has served as a director of the Company since May 1997. Prior to the Spin-off Transaction, Mr. Cox served as a director of DAKA since September 1988 and as a director of Fuddruckers, Inc. from June 1988 until November 1988. As of May of 1998 Mr. Cox is the Insurance Commissioner for the State of Michigan. Prior thereto he worked as an insurance consultant from August of 1996 until May of 1998, after serving as President and Chief Executive Officer of the Michigan Accident Fund from February 1991 until August 1996. Prior thereto Mr. Cox served as Chairman and Chief Executive Officer of Michigan Mutual/Amerisure Companies and its affiliated insurance companies from May 1979 through January 1991. Mr. Cox is also a member of the Board of Directors of Comerica, Inc., a publicly-traded financial institution, and a director of various trade associations in the insurance industry.

         Erline Belton, 55, has served as a director of the Company since May 1997. Prior to the Spin-off Transaction, Ms. Belton served as a director of DAKA since December 1993. She has served as President and Chief Executive Officer of The Lyceum Group, a human resource consulting firm, since September 1992. She has served as a Director of Applebee's International, Inc. since August 1998. She served as Senior Vice

President of Human Resource and Organizational Development for Progressive Insurance Companies from April 1991 through September 1992. She also served as International Human Relations Director, as well as several other human resources positions, with Digital Equipment Corporation from 1978 through April 1991. Ms. Belton serves on the Board of Directors of: The National Leadership Coalition on AIDS; National Minority AIDS Coalition; Museum of African American History.

         Joseph W. O'Donnell, 56, has served as a director of the Company since May 1997. Prior to the Spin- off Transaction, Mr. O'Donnell served as a director of DAKA since August 1996. Mr. O'Donnell is a partner in the firm of Osgood, O'Donnell & Walsh. Mr. O'Donnell has served as Chairman and Chief Executive Officer of The J. Walter Thompson Company and Campbell-Mithun-Esty Advertising, Inc.

         Alan D. Schwartz, 48, has served as a director of the Company since May 1997. Prior to the Spin-off Transaction, Mr. Schwartz served as a director of DAKA since September 1988 and as a director of Fuddruckers, Inc. from September 1984 until November 1988. Mr. Schwartz is Senior Managing Director--Corporate Finance of Bear, Stearns & Co., Inc., and a director of its parent, The Bear Stearns Companies, Inc. He has been associated with such investment banking firm for more than five years. Mr. Schwartz is a director of Young & Rubicam, Inc. and a member of the Board of Visitors of the Fuqua School of Business at Duke University.

         EXECUTIVE OFFICERS


         Donald C. Moore, 44, has served as Chief Executive Officer and a Director of the Company since July 1998. He has served as Executive Vice President and Chief Financial Officer and Treasurer of the Company since June 1998 and was Senior Vice President and Chief Financial Officer and Treasurer from May 1997. He served as Senior Vice President and Chief Financial Officer and Treasurer of DAKA from January 1997 to May 1997. From November 1995 through October 1996 he served as Senior Vice President and Chief Financial Officer for Al Copeland Investments, a multi-business, privately held corporation. From August 1990 until August 1995 he served principally as Senior Vice President and Chief Financial Officer of Rally's Hamburgers, Inc., a publicly held multi-unit quick service hamburger operator and franchiser. Mr. Moore is also a director of Restaurant Consulting Services, Inc. and La Salsa Holding Co.


         K. C. Moylan, 40, has served as President and Chief Executive Officer of Champps since January 1998, and as Chief Operating Officer of Champps since September 1996. He served as Senior Vice President of Operations of Champps from February 1996 to January 1998. From 1991 through 1996 he served as Vice President of Operations for The Pheasant Restaurants, Inc., a publicly held restaurant corporation. Mr. Moylan is also a director of Goodwill.

         Donna L. Depoian, 38, has served as Secretary, Vice President and General Counsel of the company since May 1998. She served as Assistant Secretary and Acting General Counsel from February 1998 to May 1998 and as Assistant Secretary and Corporate Counsel since July 1997. Ms. Depoian also served as Assistant Secretary and Corporate Counsel for DAKA International, Inc. since April 1994. From May 1989 to April 1994, she practiced as an attorney for Bass & Doherty, P.C., a Boston law firm concentrating in business and commercial real estate. From February 1988 to April 1989 she practiced as an attorney for Rossman, Rossman and Eschelbacher, a Boston based law firm.

MEETING AND COMMITTEES

         The Board of Directors of the Company has an Audit Committee, a Compensation Committee and a Nominating Committee. During the fiscal year ended June 28, 1998, the Board of Directors held five meetings, the Audit Committee held one meeting, and the Compensation Committee held one meeting. The Nominating Committee does not meet separately and its business is conducted at meetings of the full Board of Directors.

Each director attended 75% or more of the aggregate of (a) the total number of meetings of the Board of Directors during fiscal year 1998, and (b) the total number of meetings held by all committees of the Board of Directors on which such director served during fiscal year 1998.

         The Audit Committee has the responsibility of selecting the Company's independent auditors and communicating with the Company's independent auditors on matters of auditing and accounting. The Audit Committee is currently composed of Ms. Belton and Messrs. Cox, O'Donnell and Schwartz.

         The Compensation Committee has the responsibility of reviewing on an annual basis all officer and employee compensation. The Compensation Committee is currently composed of Ms. Belton and Messrs. Cox, O'Donnell and Schwartz. The Compensation Committee also acts as the Stock Option Committee, and has the responsibility of administering the Company's 1997 Stock Option and Incentive Plan and the 1997 Stock Purchase Plan (collectively, the "Stock Option Plans").

         The Nominating Committee has the responsibility of considering qualified candidates to fill vacant seats on the Board which may arise during the year and recommending to the Board for nomination for election to fill any such vacancies with such candidates as it deems, in its discretion, appropriate. The Nominating Committee does not meet separately from the full Board of Directors. The Nominating Committee will consider recommendations only from persons solicited by the Nominating Committee.

DIRECTORS' COMPENSATION

         In fiscal year 1998, non-employee Directors received a quarterly retainer of $3,000 and a fee of $1,000 per meeting attended, plus travel expenses. In connection with their agreement to serve on the Board of Directors of the Company following the Spin-off Transaction, each non-employee director received in connection with the Spin-off Transaction an option to purchase 2,500 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock as of the date of grant. In addition, Messrs. Cox and Schwartz and Ms. Belton each received $2,400 in connection with the repurchase of stock options in August 1997.

                             EXECUTIVE COMPENSATION

         Insofar as historical information on the executive compensation of the Company's officers as such is not available prior to fiscal year 1998, the following tables provide information as to compensation paid by DAKA and its subsidiaries prior to the Spin-off Transaction during each of the two previous fiscal years ending with the fiscal year ended June 29, 1997 to the Chief Executive Officer and the four other most highly compensated executive officers whose total salary and bonus for fiscal year 1998 exceeded $100,000. In addition, compensation information is provided with respect to one person whose employment terminated during the fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                              COMPENSATION
                                               ANNUAL                             AWARDS
          NAME AND                          COMPENSATION      OTHER ANNUAL     OPTIONS/ALL
     PRINCIPAL POSITION          YEAR    SALARY      BONUS    COMPENSATION    OTHER SARS(1)   COMPENSATION
     ------------------          ----   --------   --------   ------------    -------------   ------------
William H. Baumhauer(2)......    1998   $450,500   $175,000                       250,000      $675,000(3)
     Chairman and ...........    1997    449,869                                                265,014(4)
     Chief Executive Officer.    1996    369,558    200,000

Donald C. Moore(5)...........    1998   $187,981    $80,000                        35,000
     Chief Executive Officer and 1997     70,673     30,000    $40,820(6)
     Chief Financial Officer.    1996

K.C. Moylan..................    1998   $200,000    $80,000    $31,000(7)          50,000
     President and Chief ....    1997    163,130     50,000
     Executive Officer.......    1996     51,923                                   21,000(8)
     of Champps

Richard B. Wolf(9)...........    1998   $150,000    $17,500    $28,600(7)          25,000
     Senior Vice President and              1997    150,000
     Chief Operating Officer.    1996    147,500     10,000

Richard K. Hendrie(10).......    1998   $145,000    $13,500    $25,000(7)          25,000
     Senior Vice President...    1997    145,000
     of Marketing............    1996    142,000     10,000
-----------------

Dean P. Vlahos(11)...........    1998   $224,815
     President and Chief         1997    348,009
     Executive Officer           1996    264,500
     Champps Entertainment, Inc.

-----------------

(1) Represents the number of options to acquire Common Stock granted during the fiscal year.

(2) Mr. Baumhauer resigned as Chairman and Chief Executive Officer of the Company in July 1998 and is no longer an employee of the Company.

(3) Mr. Baumhauer's severance arrangements are described under "Certain Transactions."

(4) Represents amounts earned under Mr. Baumhauer's long term incentive plan, which vested during fiscal 1997. In connection with the Spin-off Transaction, the Company's Board of Directors determined to pay amounts due to Mr. Baumhauer pursuant to his long term incentive plan through the issuance of Common Stock of the Company rather than in cash. On July 23, 1997 the Company issued to Mr. Baumhauer 37,973 shares of Common Stock, having a value of

         $265,014 based on the average closing price of the Company's Common Stock during the period of July 21 through July 23, 1997.

(5)      Mr. Moore was appointed Chief Executive Officer of the Company in July
         1998.

(6)      Represents reimbursed relocation expenses.

(7) Represents amounts paid in connection with the re-purchase of stock options.

(8) Granted on February 19, 1996 pursuant to a long term incentive plan for management pursuant to which the options will vest 100% on February 19, 1999. As issued, such options were options to purchase DAKA common stock and had an exercise price equal to $22.63 per share (the fair market price of DAKA common stock as of the date of grant) with respect to one third of the options granted, $24.32 per share with respect to another one third of the options granted and $26.02 per share with respect to the remaining one third of the options granted. As converted pursuant to the terms of the Spin-off Transaction, such options became options to purchase Common Stock of the Company and have an exercise price equal to $10.91 per share with respect to one third of the options granted, $11.72 per share with respect to another one third of the options granted and $12.54 per share with respect to the remaining one third of the options granted.

(9)      As of November 1998 Mr. Wolf was no longer an employee of the Company.

(10) As of November 1998 Mr. Hendrie was no longer an employee of the Company.

(11) As of February 1998 Mr. Vlahos was no longer an employee of the Company.

                          OPTION GRANTS IN FISCAL 1998

                                                                                POTENTIAL REALIZABLE
                                                                                VALUES AT ASSUMED
                                          % OF                                  ANNUAL RATES OF STOCK
                                      TOTAL OPTIONS                             PRICE APPRECIATION
                                       GRANTED TO     EXERCISE                  FOR OPTION TERM
                        OPTIONS       EMPLOYEES IN      PRICE     EXPIRATION    (10 YEARS)
              NAME      GRANTED        FISCAL YEAR    PER SHARE      DATE       5% ($)       10% ($)
              ----      -------       -------------   ---------   ----------   --------     --------
William H. Baumhauer    250,000(1)(2)      44%          $6.31      6/30/99     $ 78,875     $157,750

Donald C. Moore          35,000(2)          6           6.31       8/06/07      138,891      351,978

K.C. Moylan              50,000(2)          9           6.31       8/06/07      198,415      502,825

Richard B. Wolf          25,000(2)          4           6.31       8/06/07      99,208       251,413

Richard K. Hendrie       25,000(2)          4           6.31       8/06/07      99,208       251,413

-----------------------

(1) Pursuant to Mr. Baumhauer's severance arrangements Mr. Baumhauer may exercise such options until June 1999.

(2) Such options under their terms vested in full upon the consummation of the sale of Fuddruckers.

                    AGGREGATE OPTION EXERCISES IN FISCAL 1998
                           AND YEAR-END OPTION VALUES

         There were no stock options exercised in fiscal year 1998 by any of the named executive officers (as defined in Item 402 of Regulation S-K).

                 LONG-TERM INCENTIVE PLAN--AWARD IN FISCAL 1998

                                              PERFORMANCE
                             NUMBER OF         OR OTHER
                           SHARES, UNITS     PERIOD UNTIL   ESTIMATED FUTURE PAYOUTS UNDER
                             OR OTHER         MATURATION    NON STOCK-PRICE-BASED PLANS
                NAME          RIGHTS           OR PAYOUT    THRESHOLD    TARGET    MAXIMUM
William H. Baumhauer.....       (1)        June 30, 1997      (1)           (1)     (1)

-------------

(1) The long-term incentive plan implemented by DAKA's Board of Directors on July 3, 1994 for the Chief Executive Officer was designed to provide an incentive payment, payable at DAKA's option in the form of either cash or stock, equal to 2% of the increase in the market value of DAKA, as determined by the average 30 day trading price of DAKA common stock and the weighted average number of shares outstanding, from July 3, 1994 to June 30, 1997 in excess of 15% of the market value at June 30, 1994. As of June 30, 1997, Mr. Baumhauer's vested award under the plan amounted to 2% of the excess (if any) of (A) the market value of DAKA as of June 30, 1997 (determined based on the average aggregate trading price of the outstanding shares of DAKA common stock during the period beginning June 1, 1997 and ending June 30, 1997) over (B) $137,776,000. To take into account the impact of the Spin-off Transaction on the operation of the plan, the Board of Directors resolved to treat Mr. Baumhauer's vested award as the equivalent of an option to acquire 228,260 shares of DAKA common stock at a price of $12.07 per share. Upon the consummation of the Spin-off Transaction such deemed option was canceled through the issuance to Mr. Baumhauer of 37,973 shares of the Company's Common Stock, having a value of $265,014 based on the average closing price of the Common Stock during the three trading days immediately following the completion of the Spin-off Transaction.

EMPLOYMENT AGREEMENTS

         The Moore Employment Agreement. On August 12, 1998, the Company entered into an employment agreement with Donald C. Moore to serve the Company as acting Chief Executive Officer and Chief Financial Officer. The agreement provides for an initial term of one (1) year and for automatic renewal each year so that the residual term of such agreement is never less than one year. Under the agreement, Mr. Moore receives an annual base salary of $250,000, subject to adjustment at the discretion of the Board of Directors. The agreement further provides that, in the event the Company terminates Mr. Moore's employment without "Cause" (as defined below) or Mr. Moore terminates his employment for "Good Reason" (as defined below), the Company shall pay Mr. Moore an amount equal to Mr. Moore's cash compensation for two years. "Good Reason" is defined in the agreement as (i) an assignment to Mr. Moore of duties other than those contemplated by the agreement, or a limitation on the powers of Mr. Moore not contemplated by the agreement, (ii) the removal of Mr. Moore from or failure to elect Mr. Moore to his named position, including the position of Chief Executive Officer of the Company, or (iii) a reduction in Mr. Moore's rate of compensation or level of fringe benefits. "Cause" is defined in the agreement as Mr. Moore's
(i) theft from or fraud on the Company, (ii) conviction of a felony or crime of moral turpitude, (iii) willful violation of the terms of the agreement, (iv) conscious disregard or neglect of his duties, or (v) willful and demonstrated unwillingness to perform his duties under the agreement. The Fuddruckers sale itself did not trigger any of Mr. Moore's rights or termination benefits under his employment agreement.

         The Moylan Employment Agreement. Effective as of August 12, 1998, the Company entered into an employment agreement with K.C. Moylan to serve as Chief Executive Officer and President of Champps. The agreement provides for an initial term of one (1) year and for automatic renewal each year so that the residual term of such agreement is never less than one year. Under the agreement, Mr. Moylan receives an annual base salary of $240,000, subject to adjustment at the discretion of the Board of Directors. The agreement further provides that, in the event the Company terminates Mr. Moylan's employment without "Cause" (as defined below) or Mr. Moylan terminates his employment for "Good Reason" (as defined below), the Company shall pay Mr. Moylan an amount equal to Mr. Moylan's cash compensation for one year. "Good Reason" is defined in the agreement as (i) an assignment to Mr. Moylan of duties other than those contemplated by the agreement, or a limitation on the powers of Mr. Moylan not contemplated by the agreement, (ii) the removal of Mr. Moylan from or failure to elect Mr. Moylan to his named position, including the position of Chief Executive Officer of Champps, or (iii) a reduction in Mr. Moylan's rate of compensation or level of fringe benefits. "Cause" is defined in the agreement as Mr. Moylan's (i) theft from or fraud on the Company, (ii) conviction of a felony or crime of moral turpitude, (iii) willful violation of the terms of the agreement, (iv) conscious disregard or neglect of his duties, or (v) willful and demonstrated unwillingness to perform his duties under the agreement. The Fuddruckers sale did not trigger any of Mr. Moylan's rights or termination benefits under his employment agreement. The employment agreement further provides that in the event the Company completes a sale of itself or Champps (or a transaction with similar effect), the Company will pay Mr. Moylan upon the closing of such sale or transaction a lump sum amount equal to his base salary in effect at the time of the sale.

INDEMNIFICATION AGREEMENTS

         The Company has entered into Indemnification Agreements with certain of the executive officers of the Company and members of the Board who are not officers of the Company (the "Indemnitees"), pursuant to which the Company has agreed to advance expenses and indemnify such Indemnitees against certain liabilities incurred in connection with their services as executive officers and/or directors of the Company and in connection with their services as executive officers and/or directors of DAKA prior to the completion of the Spin-off Transaction. In the event of a proceeding brought against an Indemnitee by or in the right of DAKA or the Company, such Indemnitee shall not be entitled to indemnification if such Indemnitee is adjudged to be liable to DAKA or the Company, as the case may be, or if applicable law prohibits such indemnification; provided, however, that, if applicable law so permits, indemnification shall nevertheless be made by the Company in such event if, and only to the extent that, the Court of Chancery of the State of Delaware, or another court in which such proceeding shall have been brought or is pending, shall determine.

         Under the terms of each Indemnification Agreement, the Company shall advance all reasonable expenses incurred by or on behalf of such Indemnitee in connection with any proceeding in which such Indemnitee is involved by reason of Indemnitee's service to the Company or by reason of Indemnitee's service to DAKA prior to the completion of the Spin-off Transaction. Such statement shall include, among other things, an undertaking by or on behalf of such Indemnitee to repay any expenses so advanced if it shall be ultimately determined that such Indemnitee is not entitled to indemnification for such expenses.

COMPENSATION COMMITTEE REPORT

         The Compensation Committee reviews and approves compensation levels for the Company's executive officers and oversees and administers the Company's executive compensation programs. All members of the Compensation Committee, listed at the end of this report, are outside directors who are not eligible to participate in the compensation programs that the Compensation Committee oversees except for non-discretionary option grants. See "--Directors' Compensation."

         Philosophy. The Compensation Committee believes that the interests of the Company's stockholders are best served when compensation is directly aligned with the Company's financial performance. Therefore, the Compensation Committee has approved overall compensation programs which award a competitive base salary, and then encourage exceptional performance through meaningful incentive awards, both short and long term, which are tied to the Company's performance.

         Responsibilities. The responsibilities of the Compensation Committee include:

         - developing compensation programs that are consistent with and are linked to the Company's strategy;

         - assessing the performance of and determining an appropriate compensation package for the Chief Executive Officer; and

         - ensuring that compensation for the other executive officers reflects individual, team, and the Company's performance appropriately.

         Purpose. The Company's executive compensation programs are designed to:

         -        attract, retain, and motivate key executive officers;

         - link the interests of executive officers with stockholders by encouraging stock ownership;

         - support the Company's goal of providing superior value to its stockholders and customers; and

         - provide appropriate incentives for executive officers, based on achieving key operating and organizational goals.

         The Compensation Committee believes that the Company's executive compensation policies should be reviewed during the first quarter of the fiscal year when the financial results of the prior fiscal year become available. The policies should be reviewed in light of their consistency with the Company's financial performance, its business plan and its position within the restaurant industry, as well as the compensation policies of similar companies in the restaurant business. The compensation of individual executives is reviewed annually by the Compensation Committee in light of its executive compensation policies for that year.

         In setting and reviewing compensation for the executive officers, the Compensation Committee considers a number of different factors designed to assure that compensation levels are properly aligned with the Company's business strategy, corporate culture and operating performance. Among the factors considered are the following:

                  Comparability -- The Compensation Committee considers the compensation packages of similarly situated executives at companies deemed comparable to the Company. The objective is to maintain competitiveness in the marketplace in order to attract and retain the highest quality executives. This is a principal factor in setting base levels of compensation.

                  Pay for Performance -- The Compensation Committee believes that compensation should in part be directly linked to operating performance. To achieve this link with regard to short-term performance, the Compensation Committee relies on cash bonuses which are determined on the basis of certain objective criteria and recommendations of the Chief Executive Officer.

                  Equity Ownership -- The Compensation Committee believes that equity-based, long-term compensation aligns executives' long-range interests with those of the stockholders. These long-term incentive programs are reflected in the Company's stock option plans. The Compensation Committee believes that significant stock ownership is a major incentive in building stockholder value and reviews grants of options with that goal in mind.

                  Qualitative Factors -- The Compensation Committee believes that in addition to corporate performance and specific business unit performance, in setting and reviewing executive compensation it is appropriate to consider the personal contributions that a particular individual may make to the overall success of the Company. Such qualitative factors as leadership skills, planning initiatives and employee development have been deemed to be important qualitative factors to take into account in considering levels of compensation.

         Annual Cash Compensation. Annual cash compensation for the executive officers consists of a base salary and a variable, at-risk incentive bonus under the Company's Management Annual Incentive Plan.

         It is the Company's general policy to pay competitive base compensation to its executive officers. The Compensation Committee annually reviews and, if appropriate, adjusts executive officers' base salaries. In making individual base salary recommendations, the Compensation Committee considers the executive's experience, management and leadership ability and technical skills, his or her compensation history, as well as the performance of the Company as a whole and, where applicable, the performance of specific business units.

         Under the Management Annual Incentive Plan, each executive is assigned a target incentive award. This incentive award, or some portion thereof, is "earned" through a combination of four factors: the Company's performance, business unit performance, attainment of predetermined individual goals, and the level of personal/leadership impact. This evaluation process is not strictly quantitative, but is largely based on qualitative judgments made by the Chief Executive Officer related to individual, team, and the Company's performance.


         Chief Executive Officer Compensation. Mr. Moore, the Company's current Chief Executive Officer, was determined by the Board of Directors to be the logical choice to serve as the Company's acting Chief Executive Officer upon the departure of Mr. Baumhauer in July 1998. Upon the appointment of Mr. Moore as Chief Executive Officer, Mr. Moore's salary was adjusted commensurate with his new responsibilities. At the recommendation of the Compensation Committee, the Company entered into an employment contract with Mr. Moore in order to retain Mr. Moore as Chief Executive Officer while the Company resolves issues concerning its strategic direction as disclosed elsewhere in this proxy statement. The terms of Mr. Moore's employment agreement are comparable with those of his predecessor and the Compensation Committee believes they are appropriate in light of his key contribution to the completion of the sale of Fuddruckers, the opportunity of motivating Mr. Moore to assist the Board of Directors in the pursuit and evaluation of strategic alternatives and the need to ensure that the services of an experienced officer knowledgeable of the operations and affairs of the Company continue to be available to the Company during this period of uncertainty and transition. Mr. Moore participates in the compensation programs as outlined above. Mr. Baumhauer, who served as the Company's Chief Executive Officer during fiscal year 1998, was employed by the Company pursuant to an employment contract. During the period of his employment, Mr. Baumhauer participated in the compensation programs as outlined above. For fiscal 1998, the Company paid Mr. Baumhauer a performance bonus of $175,000, the payment of which was in consideration of Mr. Baumhauer's performance in returning the Fuddruckers operations to profitability and positioning Fuddruckers for sale; in addition, the payment of this bonus was contingent on the closing of the Fuddruckers sale. The Compensation Committee believes that Mr. Baumhauer's bonus is consistent with the bonuses paid to other officers of the Company. The consummation of the Fuddruckers sale would have given rise to "good reason" under Mr. Baumhauer's employment agreement such that he would have become entitled to termination benefits equal to his base compensation for a period of three years following a sale of Fuddruckers if he resigned after the closing of the Fuddruckers sale. In connection with Mr. Baumhauer's resignation in July 1998 to pursue other opportunities, the Board of Directors, at the recommendation of the Compensation Committee, reached an agreement with Mr. Baumhauer whereby, in consideration of Mr.

Baumhauer's contribution to the turnaround of the Fuddruckers business, his role in positioning Fuddruckers for sale, and his commitment to cooperate with the Company in satisfying the various pre-closing covenants and conditions required in connection with the sale of Fuddruckers to King Cannon, Inc., Mr. Baumhauer received, upon the consummation of such sale, (i) a cash payment in the amount of $675,000 and (ii) immediate vesting of options to acquire 187,500 shares of the Company's Common Stock at $6.31 per share which were not vested at the time of Mr. Baumhauer's resignation, which options are exercisable until June 30, 1999 and terminate on that date unless exercised.

         Compensation of Other Officers. After the departure of Mr. Baumhauer and the election of Mr. Moore as the Company's Chief Executive Officer, it was determined by the Board of Directors of the Company that it would be appropriate to take steps to ensure for the Company the continued availability of the services of Mr. Moylan as Chief Executive Officer of Champps while the Company resolves issues concerning its strategic direction. At the recommendation of the Compensation Committee, the Company entered into an employment contract with Mr. Moylan, as disclosed elsewhere in this proxy statement. The terms of Mr. Moylan's employment agreement are comparable with those of officers in similar positions at competing casual restaurant companies and the Compensation Committee believes they are appropriate in light of the need to ensure that the services of an experienced officer knowledgeable of the operations and affairs of Champps continue to be available to the Company during this period of uncertainty and transition. The Company's executive compensation program for other executive officers is described above, although the corporate business unit and individual performance goals and the relative weighting of the quantitative performance factors described above varies, depending upon the responsibilities of particular officers.

                                                     Erline Belton
                                                     E.L. Cox
                                                     Alan D. Schwartz


COMPENSATION COMMITTEE  INTERLOCKS

         Alan D. Schwartz, a director of the Company who is also a member of the Compensation Committee, is Senior Managing Director-Corporate Finance of Bear Stearns. Bear Stearns acted as financial advisor to DAKA in connection with the Spin-off Transaction and earned a fee of approximately $1.8 million for such services, which remains payable. In the past Bear Stearns and its affiliates have provided financial advisory and financing services to DAKA and have received fees for rendering such services. In addition, Bear Stearns is presently acting as advisor to the Company in connection with evaluating and seeking financial and strategic alternatives, including a possible sale of the Company.


                              CERTAIN TRANSACTIONS

         William H. Baumhauer, the former Chairman and Chief Executive Officer of the Company, was a party to an employment agreement with the Company. Under the agreement, Mr. Baumhauer received an annual base salary of $450,500, subject to adjustment at the discretion of the Board. The Baumhauer Employment Agreement further provided that in the event the Company terminated Mr. Baumhauer's employment without "Cause" (as defined therein) or Mr. Baumhauer terminated his employment for "Good Reason" (as defined therein), the Company would be required to pay Mr. Baumhauer an amount equal to his cash compensation for three years. "Good Reason" was defined in the agreement as (i) an assignment to Mr. Baumhauer of duties other than those contemplated by the agreement, or a limitation on his powers not contemplated by the agreement, (ii) the removal of Mr. Baumhauer from or failure to elect him to his named position, or (iii) a reduction in his rate of compensation or level of fringe benefits. "Cause" is defined in each agreement as Mr. Baumhauer's (i) theft from or fraud on the Company, (ii) conviction of a felony or crime of moral turpitude, (iii) willful violation of the terms of the agreement, (iv) conscious disregard or neglect of his duties, or (v) willful and demonstrated unwillingness to perform his duties under the agreement. The consummation of the Fuddruckers sale would have given rise to "Good Reason" under Mr. Baumhauer's employment agreement such that he would have become entitled to termination benefits equal to his base compensation for a period of three years following a sale of Fuddruckers if he resigned after the closing of the transaction. In connection with Mr. Baumhauer's resignation in July 1998 to pursue other opportunities, the Company's Board of Directors reached an agreement with Mr. Baumhauer whereby, in consideration of Mr. Baumhauer's contribution to the Fuddruckers business and his commitment to cooperate with the Company in satisfying the various pre-closing covenants and conditions required by the Stock Purchase Agreement, Mr. Baumhauer received, upon the consummation of the Fuddruckers sale, (i) a cash payment in the amount of $675,000 and (ii) immediate vesting of options to acquire 187,500 shares of the Company's Common Stock at $6.31 per share which were not vested at the time of Mr. Baumhauer's resignation, which options are exercisable until June 30, 1999 and terminate on that date unless exercised. In addition, the Board approved a bonus of $175,000 for Mr. Baumhauer for his performance during fiscal 1998, which bonus was contingent on the closing of the Fuddruckers sale. In addition, under DAKA's CEO Long Term Incentive Plan Mr. Baumhauer was eligible to earn a percentage of an increase in DAKA's value, as measured by stock appreciation above a predetermined rate of return, over a specified three-year period. The amount due under the CEO Long Term Incentive Plan vested at the end of fiscal year 1997. The Compensation Committee determined that, as a result of the Spin-off Transaction, the Company would pay the amounts due under the CEO Long Term Incentive Plan through the issuance of Common Stock.


         Joseph W. O'Donnell, a director of the Company who is also a member of the Compensation Committee, is a principal in Osgood, O'Donnell & Walsh, which provides marketing consulting services to the Company. During fiscal year 1997, the Company paid Osgood, O'Donnell & Walsh $70,390 for such services and related expenses. Mr. O'Donnell also owns a 66.2% interest in PulseBack, Inc. ("PulseBack"), a company in which the Company owns a 32.5% interest. PulseBack provides customer satisfaction measurement services to the Company. During fiscal 1998, the Company paid PulseBack $112,433 for such services.

         On February 2, 1998 the Company sold a Champps Company-owned restaurant in Minnetonka, Minnesota to Dean P. Vlahos, a former Director of the Company and the former President and Chief Executive officer of Champps for $2.9 million, representing the fair value of the restaurant based upon an independent appraisal. The purchase price was settled through a cash payment by Mr. Vlahos of $1.5 million and the cancellation of Mr. Vlahos' employment contract. The Company recognized a net gain of approximately $700,000 on this transaction. As part of this transaction, the Company entered into a separation agreement with Mr. Vlahos which grants Mr. Vlahos the right, subject to certain restrictions, to develop up to six franchised Champps restaurants in the United States by February 2, 2006. Under the separation agreement, Mr. Vlahos will not pay a franchise fee with respect to such restaurants and will pay a continuing royalty of 1.25% of gross sales.

         Under Mr. Vlahos' employment contract, Mr. Vlahos provided full-time services to Champps in the capacity of Chief Executive Officer and President of Champps and had the authority to control the operations of Champps so long as the average gross revenues per square foot of the Champps-owned restaurants was at least $400. During the period of Mr. Vlahos' full-time employment, Champps paid Mr. Vlahos an initial base salary of $350,000 plus a bonus of 50% of his base salary if he attained certain targets established by the Board, which amount could be increased to up to 100% of his base salary if he exceeded such performance targets by margins determined by the Board. Twenty percent (20%) of the potential bonus payments for Mr. Vlahos were related to performance targets established for DAKA as a whole (prior to the Spin-off Transaction) and eighty percent (80%) were related to performance targets established for Champps. Following the Spin-off Transaction and the assumption of Mr. Vlahos' employment contract, 20% of the potential bonus payments for Mr. Vlahos related to the Company as a whole and 80% related to performance targets established for Champps. If Mr. Vlahos left the Company for "Good Reason," or was terminated by the Company without "Cause," during the term of his employment contract, the Company would have been obligated to pay Mr. Vlahos his remaining salary and bonus as severance. "Good Reason" was defined in such agreement as (i) an assignment to Mr. Vlahos of duties other than those contemplated by the agreement, or a limitation on the powers of Mr. Vlahos not contemplated by the agreement, (ii) the removal of Mr. Vlahos from or failure to elect Mr. Vlahos to his named position, or (iii) a reduction in Mr. Vlahos' rate of compensation or level of fringe benefits. "Cause" was defined in the agreement as Mr. Vlahos'
(i) theft from or fraud on the Company, (ii) conviction of a felony, (iii) violation of the terms of the agreement, (iv) conscious disregard or neglect of his duties, or (v) demonstrated unwillingness to perform his duties under the agreement. In the event that Mr. Vlahos' employment was terminated for any reason other than by the Company for cause, Mr. Vlahos would have been provided the right, subject to certain obligations to the Company, to establish a franchise for up to five Champps Americana restaurants anywhere in the world, but no such restaurant could be within a 20 mile radius of any other Champps restaurant, or in any territory that was franchised or licensed by Champps.

                                PERFORMANCE GRAPH

                             COMPARISON TOTAL RETURN
        Among Unique Casual Restaurants, Russell 300 Index and Peer Group

[GRAPHIC OMITTED]

                                                   TOTAL RETURN
                                               7/15/97      6/26/98
Unique Casual Restaurants                      $100.00      $ 91.96
Peer Group                                      100.00        64.55
Russell 3000 Index                              100.00       119.44


         The companies included in the peer group are: Rare Hospitality International, Inc.; Planet Hollywood International, Inc.; Avado Brands, Inc.; The Cheesecake Factory; Dave and Buster's, Inc.; Landry's Seafood Restaurants, Inc.; Rainforest Cafe, Inc.; and Logan's Roadhouse, Inc. The returns of each issuer in the foregoing group have been weighted according to the respective company's stock market capitalization as of the beginning of the period. The graph assumes that the value of the investment in the Company's Common Stock, the Russell 3000 Index and the peer group was $100 at July 15, 1997 and that all dividends were reinvested.

         The Common Stock prices shown are neither indicative nor determinative of future stock price performance.

         The Company's Common Stock was not publicly traded prior to July 15, 1997. Accordingly, stock performance data is not presented for periods prior to that date.


      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish copies to the Company.

         Based upon a review of the reports furnished to the Company and representations made to the Company by its executive officers and directors, the Company believes that, during fiscal year 1998, (i) its executive officers and directors, other than Mr. Moylan and Ms. Depoian, did not timely comply with all applicable reporting requirements, and (ii) its 10% beneficial owners complied with all applicable reporting requirements.

                                  PROXY CONTEST

SOLICITATION IN OPPOSITION TO THE BOARD'S NOMINEES

         According to preliminary proxy materials filed by Atticus Partners, L.P. ("Atticus") on November 13, 1998 with the SEC with respect to the Annual Meeting (the "Atticus Proxy Statement"), Atticus has indicated that it is soliciting proxies for election to the Board of Directors of its nominees, Timothy R. Barakett, James S. Goodwin, and Nathanial P.J.V. Rothschild to serve until the year 2001 annual meeting.


         YOUR BOARD RECOMMENDS THAT YOU REJECT THE ATTICUS NOMINEES AND VOTE FOR THE BOARD'S NOMINEES ON THE ENCLOSED WHITE PROXY CARD. YOUR BOARD RECOMMENDS THAT YOU NOT SIGN ANY PROXY CARD SENT TO YOU BY ATTICUS.


PROPOSED STOCKHOLDER RESOLUTION

         The following proposed stockholder resolution (the "Atticus Sale Proposal") was submitted for consideration at the Annual Meeting by Atticus:
"RESOLVED, that the stockholders of [the Company], believing that the full value of [the Company] can best be realized by a sale of [the Company], request and recommend that the [Company's] Board immediately pursue a sale of [the Company] with a view to enhancing stockholder value."

         The Atticus Sale Proposal will not be approved unless it receives the affirmative vote of a majority of the votes cast at the Annual Meeting. Even if approved, the Atticus Sale Proposal would serve as a recommendation to the Board of Directors to immediately pursue a sale of the Company; the proposal does not itself require the Board to take such steps. Abstentions will have the effect of a vote against the Atticus Sale Proposal.

         As previously discussed, the Board of Directors in discharging its fiduciary duties to stockholders has completed a number of initiatives to enhance stockholder value and is pursuing and evaluating additional alternatives. The Board of Directors believes that it would be unproductive to force the Board to commit to a particular initiative that is only one among a number of alternatives currently being considered by the Board.
Accordingly, the Board does not support the Atticus Sale Proposal.

         Following Atticus' filing of its preliminary proxy statement, Atticus and the Company engaged in a series of discussions that culminated in the parties entering into an agreement dated as of January 5, 1999 (the "January 5 Letter Agreement"). Under the January 5 Letter Agreement, the Company agreed to meet with Atticus to discuss the Company's ongoing efforts to maximize stockholder value, including a possible sale of the Company, and to make certain information regarding such efforts available to Atticus, including detailed information regarding the sale process from the Company's financial advisor, Bear Stearns & Co., Inc. In return for access to such information, Atticus agreed not to file a motion to compel the Annual Meeting before February 1, 1999. Additionally, if prior to January 31, 1999 the Company sets a date of March 1, 1999 or earlier for the Annual Meeting, Atticus has agreed not to file a motion to compel the Annual Meeting before the March 1, 1999 deadline.

         The persons named in the enclosed proxy will have discretionary authority to vote the shares represented by each properly executed proxy in accordance with such persons' best judgment with respect to the Atticus Sale Proposal. The persons named in the enclosed proxy intend to vote shares represented by such proxies against the Atticus Sale Proposal.

PARTICIPANTS ON BEHALF OF THE COMPANY

         As a result of the proxy contest initiated against the Company by Atticus, SEC rules require the Company to provide to its stockholders certain additional information with respect to participants (as defined in Schedule 14A promulgated pursuant to the Exchange Act) in this proxy solicitation. Pursuant to those rules, the members of the Board are, and certain employees and agents of the Company may be deemed to be, participants. Unless otherwise indicated below, the address of the participants described below is the address of the Company's principal executive offices. Except as indicated below, no participant listed below has purchased or sold or otherwise acquired or disposed of any shares of Common Stock of the Company in the last two (2) years. Further, no participant listed below has been convicted in a criminal proceeding during the last ten years. See, "Information Regarding Directors." None of the participants listed below are the record owners of shares of Common Stock of the Company which are not beneficially owned by such person.

         E. L. Cox has served as a Director of the Company since May 1997. Mr. Cox is the Insurance Commissioner for the State of Michigan with an office at 611 W. Ottawa Street, Lansing, Michigan. He is the beneficial owner of 16,468 shares of the Common Stock of the Company, including 14,500 shares of Common Stock deemed to be beneficially owned by Mr. Cox which are subject to options previously granted.

         Erline Belton, has served as a Director of the Company since May 1997. She has served as President and Chief Executive Officer of The Lyceum Group, a human resource consulting firm located at 41 Hawthorne Street, Roxbury, Massachusetts, since September 1992. Ms. Belton is the beneficial owner of 10,680 shares of Common Stock of the Company, including 10,000 shares of Common Stock deemed to be beneficially owned by Ms. Belton which are subject to options previously granted.

         Joseph W. O'Donnell, has served as a Director of the Company since May 1997. Mr. O'Donnell is a founding partner of the firm of Osgood, O'Donnell & Walsh, a marketing consulting with a business address at P.O. Box 989, Manchester, Vermont. Mr. O'Donnell is the beneficial owner of 9,400 shares of Common Stock of the Company, including 7,500 shares of Common Stock deemed to be beneficially owned by Mr. O'Donnell which are subject to options previously granted. The firm of Osgood, O'Donnell & Walsh has had a marketing consulting contract with the Company relative to the DAKA and Fuddrucker's restaurants. See "Certain Transactions" for more information. Additionally, the Company owns a 32.5% interest in PulseBack, Inc. a corporation of which Mr. O'Donnell owns a 66.2% interest.

         Alan D. Schwartz has served as a Director of the Company since May 1997. Mr. Schwartz is Senior Managing Director--Corporate Finance of Bear, Stearns & Co., Inc., and a director of its parent, The Bear Stearns Companies, Inc. Mr. Schwartz's office is located at 245 Park Avenue, New York, New York. Bear Stearns acted as financial advisor to DAKA in connection with the Spin-off Transaction and has provided financial advisory and financing services to DAKA and received fees for rendering such services. In addition, Bear Stearns is presently acting as advisor to the Company in connection with evaluating and seeking financial and strategic alternatives, including a possible sale of the Company. See "Compensation Committee Interlocks" for more information. Mr. Schwartz is the beneficial owner of 14,880 shares of Common Stock of the Company, including 7,500 shares of Common Stock deemed to be beneficially owned by Mr. Schwartz which are subject to options previously granted.

         Donald C. Moore has served as Chief Executive Officer and a Director of the Company since July 1998. Mr. Moore is the beneficial owner of 100,617 shares of Common Stock of the Company, including

100,000 shares of Common Stock deemed to be beneficially owned by Mr. Moore which are subject to options previously granted. Mr. Moore purchased his shares of Common Stock through the Company's Employee Stock Ownership Plan, purchasing
254.2804 shares on September 30, 1997 and 362.7883 shares on December 31, 1997. Mr. Moore has an employment agreement with the Company which is described above under the caption "Employment Agreements."

         K. C. Moylan has served as President and Chief Executive Officer of Champps since January, 1998. Mr. Moylan is the beneficial owner of 74,450 shares of Common Stock of the Company, including 70,000 shares of Common Stock deemed to be beneficially owned by Mr. Moylan which are subject to options previously granted. Mr. Moylan purchased 1000 shares of Common Stock in November of 1998. Mr. Moylan has an employment agreement with the Company which is described above under the caption "Employment Agreements."

         Donna L. Depoian has served as Secretary, Vice President and General Counsel of the company since May 1998. Ms. Depoian is the beneficial owner of 22,189 shares of Common Stock of the Company, including 21,300 shares of Common Stock deemed to be beneficially owned by Ms. Depoian which are subject to options previously granted. Ms. Depoian purchased her shares of Common Stock through the Company's Employee Stock Ownership Plan, purchasing 121.1402 shares on September 30, 1997, 155.4807 shares on December 31, 1997, 210.2607 shares on March 31, 1998, 176.4706 shares on June 30, 1998 and 219.4128 shares on
September 30, 1998.

                                    AUDITORS

         The Board of Directors has selected the firm of Deloitte & Touche LLP as auditors of the Company for fiscal year 1998. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

                                  MARKET VALUE

         On January 25, 1999, the closing price of a share of the Company's Common Stock on the Nasdaq National Market was $5.625.

                             EXPENSE OF SOLICITATION


         The cost of soliciting proxies for use at the Annual Meeting will be borne by the Company. The Company will reimburse its transfer agent for charges and expenses in connection with the distribution of proxy materials to brokers or other persons holding stock in their names or in the names of their nominees and for charges and expenses in forwarding proxies and proxy materials to the beneficial owners. Solicitations may further be made by officers and regular employees of the Company, without additional compensation, by use of the mails, personal interviews, telephone or telegraph. In addition, the Company has retained MacKenzie Partners, Inc. to assist in soliciting proxies for the Annual Meeting at a fee estimated to be approximately $25,000 plus out-of-pocket expenses. The Company has also agreed to indemnify MacKenzie Partners, Inc. against certain liabilities and expenses, including liabilities under the Federal securities laws. It is anticipated that approximately thirty employees of McKenzie Partners, Inc. may solicit proxies. The Financial Relations Board, which advises the Company on investor relations issues, also has regular contact with shareholders and may be requested by the Company to assist in soliciting proxies for the Annual Meeting. For these activities the Financial Relations Board will be compensated at customary rates. Although no precise estimate can be made at the present time, it is currently estimated that the aggregate amount to be spent in connection with the solicitation of proxies by the Company (excluding the salaries and fees of officers and employees) will be approximately $175,000 and the total cash expenditures to date relating to the solicitation have been approximately $10,000.


                  STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING


         Stockholder proposals intended to be presented at the next annual meeting of stockholders must be received by the Company no earlier than November 18, 1999 but no later than January 2, 2000 in order to be considered for inclusion in the Company's proxy statement. Such a proposal must also comply with the requirements as to form and substance established by the SEC in order to be included in the proxy statement and should be directed to: the Secretary of the Company at the principal executive offices of the Company located at One Corporate Place, 55 Ferncroft Road, Danvers, Massachusetts 01923-4001.


         Stockholder proposals to be presented at the next annual meeting of stockholders, other than proposals to be considered for inclusion in the Company's proxy statement described above, must comply with the requirements set forth in the Company's By-laws. The Company's By-laws provide that any stockholder of record wishing to have such a stockholder proposal considered at an annual meeting must provide written notice of such proposal and appropriate supporting documentation, as set forth in the By-laws, to the Company at its principal executive office not less than 75 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting (the "Anniversary Date"); provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days before or more than 60 days after the Anniversary Date, notice must be so delivered not later than the close of business on the later of (i) the 75th day prior to the scheduled date of such annual meeting or (ii) the 15th day after public disclosure of the date of such meeting. Proxies solicited by the Board of Directors may, under certain circumstances prescribed in Rule 14a-4 of the Exchange Act, be voted in accordance with the discretion of the proxy holders with respect to stockholder proposals presented at the next annual meeting of stockholders (other than proposals included in the Company's proxy statement).

                                  OTHER MATTERS

         THIS PROXY STATEMENT IS ACCOMPANIED BY THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS FOR FISCAL YEAR 1998. ADDITIONAL INFORMATION IS CONTAINED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 28, 1998, INCLUDING ALL AMENDMENTS, FINANCIAL STATEMENTS AND SCHEDULES THERETO. THE COMPANY WILL FURNISH WITHOUT CHARGE TO ANY STOCKHOLDER A COPY OF ITS ANNUAL REPORT ON FORM 10-K UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, UNIQUE CASUAL RESTAURANTS, INC., ONE CORPORATE PLACE, 55 FERNCROFT ROAD, DANVERS, MASSACHUSETTS 01923-4001.

                                    IMPORTANT

         Your vote is important. Regardless of the number of shares of Stock you own, please support your Board of Directors by promptly taking these few easy steps:


         1. Please sign, date and mail promptly the enclosed WHITE Proxy Card in the post-paid envelope provided.


         2. Your Board of Directors recommends that you NOT sign any proxy card sent to you by Atticus, not even as a vote of protest.


         3. If your shares are held in the name of a brokerage firm or bank nominee, only it can sign a WHITE Proxy Card with respect to your shares and only after receiving your specific instructions. Accordingly, please provide your instructions by signing, dating and mailing the enclosed WHITE Proxy Card in the postage-paid envelope provided. Please do so for each account you maintain. To ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a WHITE Proxy Card to be issued representing your shares.

         4. AFTER signing the enclosed WHITE proxy card, do not sign any other cards. Do not even vote "against" on the Atticus proxy card; rather, discard any proxy cards sent to you by Atticus.

         IF YOU VOTED ATTICUS' PROXY CARD BEFORE RECEIVING YOUR UNIQUE CASUAL RESTAURANTS WHITE PROXY CARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE SIMPLY BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD. THIS WILL CANCEL YOUR EARLIER VOTE SINCE ONLY YOUR LATEST DATED PROXY CARD WILL COUNT.


         If you have any questions or require assistance, please call:


                            MACKENZIE PARTNERS, INC.
                                156 FIFTH AVENUE
                               NEW YORK, NY 10010
                            (212) 929-5500 (COLLECT)
                                       OR
                           (800) 322-2885 (TOLL FREE)

                                   PROXY CARD
                                [FRONT OF CARD]


                        UNIQUE CASUAL RESTAURANTS, INC.
                              ONE CORPORATE PLACE
                               55 Ferncroft Road
                               Danvers, MA 01923

          This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Donald C. Moore and Donna L. Depoian, and each of them, as proxies (the "Proxies"), each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote all the shares of Common Stock of Unique Casual Restaurants, Inc. (the "Corporation") held of record by the undersigned on February 1, 1999, at the Annual Meeting of Stockholders to be held on March 1, 1999 or any adjournment or postponement thereof.

     IF NO DIRECTION IS MADE, THIS PROXY IF PROPERLY EXECUTED AND SUBMITTED WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR. A STOCKHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION NEED ONLY SIGN AND DATE THIS PROXY AND RETURN IT IN THE STAMPED ENVELOPE PROVIDED.

     The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of Annual Meeting of Stockholders, the Proxy Statement with respect thereto and the Corporation's Annual Report to Stockholders for Fiscal Year 1998 and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.


           (Continued and to be dated and signed on the reverse side)

                                 (BACK OF CARD)


A  [X]  Please mark
        your votes as
        in this example


                                 WITHHELD         Nominees: Erline Belton
                     FOR           from                     Joseph W. O'Donnell
                the Nominees   the Nominees


1. Election          [ ]            [ ]
   of
   Class II
   Directors


(TO WITHHOLD AUTHORITY TO VOTE FOR ANY
 INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S
 NAME ON THE LINE PROVIDED BELOW:)

---------------------------------------------


2. In their discretion, the proxies
   are authorized to vote upon such other
   business as may properly come before the meeting.


             CHECK HERE IF YOU    [_]        CHECK     [_]
             PLAN TO ATTEND                  HERE FOR
             THE MEETING                     ADDRESS
                                             CHANGE
                                             New Address:

                                             ---------------------------------
                                             ---------------------------------

     Sign, Date and Return the Proxy Card Promptly using the Enclosed Envelope



SIGNATURE:                       DATE
           ---------------------      --------------


SIGNATURE:                       DATE
           ---------------------      --------------


NOTE: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian please give full title as such. If a corporation, please sign in full corporation name by President or other authorized officer. If a partnership, please sign in partnership name only.